Exhibit 10.1

2025 Strategic Annual Cooperation Agreement

Party A: Jinxuan (Hainan) Holding Group Co., Ltd.

Party B: Hainan Cross-Border E-Commerce Association

After friendly negotiations, Party A and Party B, based on the principles of equality, mutual benefit, and complementary advantages, have established a strategic cooperative relationship. Both parties agree to integrate their respective resources and establish a long-term strategic partnership for mutual development. To this end, both parties have reached the following strategic cooperation framework agreement (hereinafter referred to as the “Framework Agreement”):

1. Purpose of Cooperation

1.	Both parties will establish a close, long-term, and harmonious strategic partnership, leveraging their respective strengths to cooperate in areas such as cross-border supply chains for duty-free products, achieving complementary advantages and mutual development.

2.	The basic principles of this agreement are voluntary equality, mutual benefit, mutual promotion, common development, adherence to business confidentiality, and joint market development.

3.	Both parties will fully utilize their respective advantages to enhance competitiveness and jointly explore the market.

4.	This agreement is an annual framework agreement that establishes the basic principles of cooperation between the two parties. It serves as a guiding document for future long-term cooperation and the basis for signing related contracts.

2. Scope of Cooperation

1.	This annual framework agreement includes, but is not limited to, in-depth market development, customer relationship maintenance, and technical service cooperation in areas such as cross-border supply chains for duty-free products.

2.	Party A possesses a mature cross-border trade business system and is responsible for supplying goods, while Party B is responsible for multi-channel sales.

3.	From the date of signing this agreement, Party B is expected to achieve sales of USD 20 million worth of products within one year (subject to the actual revenue confirmed by Party A). If Party B completes the sales target ahead of schedule, both parties will sign an additional supply and sales agreement. If Party B fails to achieve the sales target, this agreement will be terminated.

3. Content of Cooperation

1.	For different supply and procurement projects, both parties will sign relevant project contracts based on the specific circumstances of each project. Party A will provide Party B with detailed quotation lists, supply timelines, and logistics clearance services based on Party B’s procurement needs.

2.	Both parties may also choose to share resources and jointly develop new projects based on their actual resource situations. For projects developed through resource sharing, a strategic cooperation agreement will be signed as a supplement.

4. Duration of Cooperation

1.	Both parties are committed to establishing a long-term strategic cooperative relationship. If either party believes that the other party’s actions have infringed upon their legitimate rights and interests or for any other appropriate reason, and if both parties agree that cooperation is no longer necessary or possible, the agreement may be terminated by mutual consent without any legal liability or consequences. After the termination of the agreement, both parties shall immediately cease any external publicity conducted in the name of the other party.

2.	If one party wishes to terminate this agreement, they must notify the other party 30 days in advance for consultation.

3.	When both parties agree to terminate this framework agreement, they shall continue to fulfill the project procurement and/or sales agreements signed during the cooperation period until the completion of such agreements or until both parties agree to terminate the project cooperation.

5. Confidentiality Principle

Both parties shall maintain confidentiality regarding the business, technical information, and trade secrets of the other party that they become aware of or possess during the course of cooperation. Such information shall not be disclosed to any third party without the written consent of the other party. If either party violates this confidentiality clause and causes damage to the other party, the breaching party shall bear the corresponding economic and legal liabilities.

6. Force Majeure

In the event of force majeure (such as natural disasters, wars, and significant social changes) that prevents normal business operations, or if the entry of a Douyin brand prevents the sale of purchased products and hinders the performance of this agreement, the affected party may temporarily suspend the execution of this agreement without being considered in breach of contract. The responsibilities of both parties shall be postponed accordingly. The affected party shall promptly provide proof of the force majeure event to the other party. Failure to provide such proof shall be deemed as if the force majeure event did not occur. If the force majeure event is permanently irreparable or its effects cannot be eliminated, the other party has the right to terminate the agreement. If the agreement is terminated due to such circumstances, neither party shall be considered in breach of contract.

7. Supplementary Provisions

1.	This agreement serves as the foundation for the strategic cooperation between the two parties. If both parties reach new agreements or sign specific contracts regarding the cooperation project in the future, or if the terms of the specific contracts conflict with the terms of this agreement, the terms of the subsequently signed agreements or specific contracts shall prevail.

2.	Any changes, termination, or other matters not covered in this agreement shall be subject to mutual consultation between the two parties, and a supplementary agreement shall be signed accordingly.

3.	Any disputes related to this agreement shall be resolved through friendly negotiations between the two parties. If no agreement can be reached, the dispute shall be under the jurisdiction of the People’s Court where Party A is located.

4.	This agreement is made in two copies, with each party holding one copy. The agreement shall take effect upon being signed and sealed by both parties and shall have the same legal effect.

Party A: (Seal)	Party B: (Seal)

Signing Date: January 13. 2025	Signing Date: January 13. 2025

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